274 Putnam New Value Fund
2/29/04 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended February 29, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $29,063.

72DD1 (000s omitted)

Class A	6,255
Class B	1,274
Class C	   90

72DD2 (000s omitted)

Class M	145
Class R	--
Class Y	996

73A1

Class A	0.144
Class B	0.044
Class C	0.042

74A2

Class M	0.068
Class R	0.144
Class Y	0.181

74U1 (000s omitted)

Class A	42,563
Class B	29,386
Class C	2,145

74U2 (000s omitted)

Class M	1,972
Class R	--
Class Y	5,707

74V1

Class A	16.31
Class B	16.09
Class C	16.07

74V2

Class M	16.27
Class R	16.31
Class Y	16.31